Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

CUE HEALTH INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Security(3)(4)	Maximum Aggregate Offering Price(4)	Fee Rate		Amount of Registration Fee

Equity	Common Stock, par value $0.00001 per share	457(o)	—	$—	$—	$ $	110.20 per 1,000,000	$—

Equity	Preferred Stock, par value $0.00001 per share	457(o)	—	$—	$—	$ $	110.20 per 1,000,000	$—

Debt	Debt Securities	457(o)	—	$—	$—	$ $	110.20 per 1,000,000	$—

Equity	Depositary Shares	457(o)	—	$—	$—	$ $	110.20 per 1,000,000	$—

Debt Convertible into Equity	Warrants	457(o)	—	$—	$—	$ $	110.20 per 1,000,000	$—

Other	Subscription Rights	457(o)	—	$—	$—	$ $	110.20 per 1,000,000	$—

Other	Purchase Contracts	457(o)	—	$—	$—	$ $	110.20 per 1,000,000	$—

Equity	Units	457(o)	—	$—	$—	$ $	110.20 per 1,000,000	$—

Unallocated (Universal Shelf)	—	457(o)	—	$—	$250,000,000	$ $	110.20 per 1,000,000	$27,550

Total Offering Amounts					$250,000,000			$27,550

Total Fees Previously Paid								—

Total Fee Offsets(5)								—

Net Fee Due								$27,550

(1)

The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) depositary shares, (e) warrants to purchase common stock, preferred stock, debt securities or depositary shares of the registrant, (f) subscription rights to purchase common stock, preferred stock, debt securities, depositary shares, warrants or units consisting of some or all of these securities of the registrant, (g) purchase contracts, and (h) units consisting of some or all of these securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)

The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)

Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $250,000,000.

(5)	The Registrant does not have any fee offsets.